PRESS RELEASE



For Immediate Release                             For Further Information
Contact:

Titanium Metals Corporation                  J. Landis Martin
1999 Broadway Suite 4300                     Chairman and CEO
Denver, Colorado  80202                      303-296-5600



                TIMET ANNOUNCES COMMON STOCK REPURCHASE PROGRAM


     DENVER, COLORADO_September 2, 1998_Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that its Board of Directors has authorized the repurchase of up to four million shares of its Common Stock in open market transactions, including block purchases, or in privately negotiated transactions. Such shares represent approximately 13% of the Company's 31.5 million shares currently outstanding. The stock may be purchased from time to time as the Company's financial condition and market conditions permit.

     The repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending upon financial and market conditions, the program could be terminated prior to completion. TIMET will use its cash on hand and available borrowings to acquire the shares.



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     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.

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